Exhibit 99.1

NEWS RELEASE

Prudential Financial announces leadership succession

Charles Lowrey appointed CEO and Chairman-Elect

John Strangfeld to retire as CEO in November 2018 and as Chairman in April 2019

Robert Falzon to succeed Mark Grier as Vice Chairman in December 2018 and a member of the Board of Directors in August 2019

NEWARK, N.J., September 12, 2018 - Prudential Financial, Inc. (NYSE:PRU) today announced that its Board of Directors has appointed Charles Lowrey as the company’s next CEO and member of the Board, effective December 1, 2018. Lowrey, who currently serves as executive vice president and chief operating officer, International Businesses of Prudential, will succeed John Strangfeld, who will retire as CEO on November 30, 2018. Strangfeld will serve as non-executive chairman until April 5, 2019, at which time Lowrey will also assume the role of chairman.
The Board also announced that Robert Falzon, executive vice president and chief financial officer of Prudential, has been named vice chairman of the company, effective December 1, 2018. Falzon will succeed Mark Grier, who will retire from Prudential and step down from the Board in August 2019, at which time Falzon will join the Board. Grier will transfer his functional management responsibilities to Falzon on December 1, 2018, and will support Falzon and Lowrey in their transitions, as well as focus on concluding some specific strategic projects.
“Along with the rest of the Board, I am confident that Charlie is the right leader for Prudential’s future,” said Strangfeld. “Having successfully led our asset management, U.S. and international businesses, he brings a broad perspective of our operations, a deep understanding of our people and leadership skills that will serve the company well as it continues to grow. The Board is also pleased that Rob will assume the role of vice chairman and join Charlie as a member of Prudential’s Office of the Chairman. Both Charlie and Rob are outstanding executives with the capabilities to successfully execute Prudential’s strategy.
“After a fulfilling 41-year career at Prudential, including almost 11 years as chairman and CEO, now is the right time for the company to transition to its next generation of leadership. Mark and I are delighted to pass the baton to Charlie and Rob, and we do so with great confidence in their leadership capabilities. I am pleased with what we have accomplished during my tenure at Prudential, including creating a more focused company with world-class capabilities in retirement savings, investment management and financial protection capable of generating outcomes that other companies simply cannot replicate. I am exceedingly proud of our distinctive culture, with its emphasis on purpose and strategic collaboration. I would like to thank all of our employees for their dedication and support in helping make Prudential the leading global life insurer and investment manager it is today, and I am confident that Charlie and Rob will lead the company in continuing its momentum for many years to come.

“On a personal note, I would like to recognize the extraordinary partnership I have enjoyed with Mark over the last 11 years, which has been both highly productive and personally enriching, and I look forward to Charlie and Rob experiencing the same kind of partnership as they move forward,” said Strangfeld.

“John and I look forward to continuing to support the new leadership team to ensure a seamless transition,” said Grier. “We are fortunate to have a deep bench of talented leaders, including Charlie and Rob, and the best employees in the industry. I am confident that Prudential is well-positioned for continued earnings growth as we continue to unlock the value in our strategic mix of high-quality businesses to bring financial security more into reach for our growing base of customers.”

“On behalf of the Board, I would like to thank John and Mark for their leadership and many contributions to Prudential,” said Thomas Baltimore, lead independent director of Prudential’s Board of Directors. “The executive appointments announced today are the culmination of rigorous succession planning that the Board has been engaged in for the past several years and are modeled in part after the roles John and Mark established working together as chairman and CEO and vice chairman, respectively, over the past decade. I wish them both well in the future and look forward to seeing the company continue its success under Charlie’s and Rob’s leadership.”

Strangfeld’s retirement concludes a remarkable, four-decade-long career with Prudential, including serving as chairman and CEO since 2008. He has played a key role in the company’s growth and transformation and, during his tenure as CEO, has established a clarity of focus on talent and culture as the key drivers of Prudential’s innovation, execution and superior performance. Under Strangfeld’s leadership, Prudential has emerged as a premier provider of retirement, investment management and financial protection solutions for both individuals and institutions, and delivered strong results, including:

•	Building one of the 10 largest global asset managers contributing to $1.4 trillion in assets under management as of June 30, 2018;

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Being recognized with a No. 1 ranking on FORTUNE® magazine’s list of the “World’s Most Admired Companies®” in the “Insurance: Life and Health” category for the past three years, and ranked among FORTUNE®’s 2018 list of companies that “Change the World”;

•	Increasing book value per share (excluding accumulated other comprehensive income and foreign exchange remeasurement) by 112 percent from $43.77 to $92.60 as of June 30, 2018;

•	Returning more than $18 billion to shareholders in the form of share buybacks and dividends; and

•	Completing more than $100 billion in pension risk transfer transactions, establishing Prudential as an innovative leader in this space.

“John is an exceptional leader who played a key role in building Prudential into the strong global company it is today, and I am honored to succeed him as CEO,” said Lowrey. “After spending nearly two decades with Prudential, I have experienced firsthand how the unique culture John helped build—with a focus on purpose and strategic collaboration—drives our ability to execute effectively, produce superior performance and grow over time. I look forward to working with Rob and continuing to bring financial opportunity to more and more customers around the world in new, exciting and compelling ways, including our U.S. financial wellness initiative, while delivering sustainable value for our shareholders.”

As part of Prudential’s succession planning process, the company will announce the selection of internal candidates to replace Lowrey and Falzon and expects to name a new chief operating officer, International Businesses, and a new chief financial officer next week.

About Prudential

Prudential Financial, Inc. (NYSE:PRU), a financial services leader with more than $1 trillion of assets under management as of June 30, 2018, has operations in the United States, Asia, Europe and Latin America. Prudential’s diverse and talented employees are committed to helping individual and institutional customers grow and protect their wealth through a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds and investment management. In the U.S., Prudential’s iconic Rock symbol has stood for strength, stability, expertise and innovation for more than a century. For more information, please visit www.news.prudential.com.

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